Exhibit 10.2

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made on December 1, 2021 (the “Effective Date”), by and between Clarivate Plc, a public limited company organized under the laws of the Island of Jersey (the “Company”), and Andrew M. Snyder (the “Designated Shareholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, the Company has agreed to permit the Designated Shareholder, who, together with certain of his affiliates, Beneficially Owns 25,279,468 issued and outstanding ordinary shares of the Company as of the Effective Date issued to the Designated Shareholder and such affiliates in connection with the consummation of the transactions contemplated by that certain Transaction Agreement, dated as of May 15, 2021, as amended from time to time, on the Effective Date to nominate the Designated Shareholder for election to the board of directors of the Company (the “Board”) and to provide certain ongoing rights with respect to the nomination of the Designated Shareholder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a)           Subject to the terms and conditions of this Agreement, from and after the Effective Date and until the third (3rd) anniversary of the Effective Date (the “Director Designation Period”), the Designated Shareholder shall have the right to be nominated for election to the Board (the “Nominee”) by giving written notice to the Company not later than ten (10) days after receiving notice of the date of the applicable meeting of shareholders provided to the Designated Shareholder.

(b)           During the Director Designation Period, the Company shall take all actions reasonably necessary to ensure that (i) the Nominee is included in the Board’s slate of nominees to the shareholders of the Company for each election of Directors; (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board; and (iii) for so long as the Shareholder Director serves on the Board, the Shareholder Director shall serve as the Vice Chairman of the Board (which title shall not carry a specific role or responsibility different from that of the Directors generally).

(c)           Notwithstanding anything to the contrary herein, if a vacancy occurs because of the death, disability, disqualification, resignation or removal of the Shareholder Director or for any other reason, this Agreement shall automatically terminate and any and all rights of the Designated Shareholder (or Shareholder Director) hereunder shall be of no further force and effect.

(d)           The Company shall pay the reasonable, documented out-of-pocket expenses incurred by the Shareholder Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(e)           The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as the Shareholder Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director.

Section 2. Definitions.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York or the Island of Jersey are authorized or required by applicable law to close.

“Company” has the meaning set forth in the preamble.

“Designated Shareholder” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Date” has the meaning set forth in the preamble.

“Nominee” has the meaning set forth in Section 1(a).

“Shareholder Director” means Andrew M. Snyder if elected to the Board.

Section 3. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, neither the Company, on the one hand, nor the Designated Shareholder, on the other hand, may assign any of its rights or obligations hereunder without the prior written consent of the other party.

Section 4. Remedies. The Company and the Designated Shareholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages may not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Designated Shareholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) and receipt thereof is acknowledged by the applicable recipient, addressed as follows:

(a)           If to the Company:

Clarivate Plc

160 Blackfriars Road
London SE1 8EZ, United Kingdom
Attention: Stephen Hartman, General Counsel
E-mail: stephen.hartman@Clarivate.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Daniel Brass
E-mail: daniel.brass@davispolk.com

(b)           If to the Designated Shareholder:

Andrew M. Snyder

c/o Cambridge Information Group, Inc.

7500 Old Georgetown Road, Suite 1400

Bethesda, Maryland 20814

Attention: Larisa Avner Trainor, Senior Vice President and General Counsel

Email: LTrainor@cig.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
801 17th Street, NW
Washington, DC 20006
Attention: Brian Mangino
Email: Brian.Mangino@friedfrank.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

1 New York Plaza

New York, NY 10004

Attention: David Shaw

Email: David.Shaw@friedfrank.com

Section 6. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective permitted successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns.

Section 8. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement or instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this paragraph. The prevailing party in any such action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such action.

Section 11. Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 12. Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby and supersedes any prior agreements or understandings between the parties.

Section 13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Designated Shareholder unless such modification is approved in writing by the Company and the Designated Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15. Enforcement. The parties acknowledge and agree that, if a party is not performing its obligations hereunder or is otherwise in breach of this Agreement, in addition to and without limiting the rights of the other party hereunder, a majority of the Directors who are “independent” pursuant to the listing standard of the New York Stock Exchange shall have the right to seek enforcement of this Agreement and the obligations of the parties hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on the day and year first above written.

Company:

CLARIVATE PLC

By:	/s/ Jerre L. Stead
	Name:	Jerre L. Stead
	Title:	Executive Chairman and Chief Executive Officer

Designated Shareholder:

/s/ Andrew M. Snyder
Andrew M. Snyder

[Signature Page to Director Nomination Agreement]